UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Craft Brewers Alliance, Inc.

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CRAFT BREWERS ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Wednesday, May 25, 2011

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREWERS ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brewers Alliance, Inc., a Washington corporation (the “Company”), will be held on Wednesday, May 25, 2011, at 1:00 p.m. Pacific Daylight Time, at the Portland, Oregon Brewery, located at 924 N. Russell Street, Portland, Oregon 97227, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect seven directors to serve until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Craft Brewers Alliance, Inc. has fixed the close of business on April 6, 2011 as the record date for the meeting. Only shareholders of record of the Company’s common stock on April 6, 2011 are entitled to notice of and to vote at the meeting. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

/s/ Kurt R. Widmer

Kurt R. Widmer
Chairman of the Board

Portland, Oregon
April 22, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2011:
The Proxy Statement for the 2011 Annual Meeting of Shareholders and 2010 Annual Report to shareholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREWERS ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227
PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 25, 2011 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on May 25, 2011, and any postponements or adjournments thereof.

On or about April 22, 2011, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on April 6, 2011.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of seven directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

•	a proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	any other business that may properly come before the meeting.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 6, 2011, the record date, may vote at the meeting. As of the record date, we had 18,823,053 shares of common stock outstanding. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by seven, the number of directors that are nominated. Each shareholder may cast all such votes for a single nominee, distribute them among the seven nominees for director equally, or distribute them among the seven nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the seven individuals nominated to serve as director.

Where is the 2011 Annual Meeting of Shareholders being held?

The 2011 Annual Meeting of Shareholders will be held at the Portland, Oregon Brewery, 924 North Russell Street, Portland, Oregon 97227 at 1:00 p.m. Pacific Daylight Time.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal No. 1; and

•	FOR the approval of the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;

•	voting in person at the meeting; or

•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting alone will not serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How may I vote?

You may vote your shares by mail. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

How many votes are needed for approval of each matter?

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of shareholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.  See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.

Proposal No. 2 must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved.  Shareholder withholding, broker non-votes, and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares on the proposal to ratify the appointment of Moss Adams LLP, but they will not have discretion to vote in the election of directors.

BOARD OF DIRECTORS

The business of the Company is managed under the direction of the Board of Directors (“Board”), which currently consists of the following seven directors: Kurt R. Widmer (Chairman), Timothy P. Boyle, Marc J. Cramer, Andrew R. Goeler, Kevin R. Kelly, David R. Lord, and John D. Rogers, Jr.

The full Board met six times during 2010.  No incumbent member standing for re-election attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he was a member during 2010. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2010 Annual Meeting, five incumbent directors were in attendance.

Director Independence

The Company’s common stock is listed on The Nasdaq Stock Market and, accordingly, the Company is subject to the requirement in Nasdaq Listing Rule 5605(b)(1) that a majority of its directors be independent as defined in Listing Rule 5605(a)(2). Current nominees Messrs. Boyle, Cramer, Kelly, Lord and Rogers are non-employee directors of the Company, do not have any relationship that would disqualify them as independent directors under Listing Rule 5605(a)(2)  and, in the opinion of the Board, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Although Mr. Cramer was recommended by the former shareholders of Kona Brewing Co., Inc. under designation rights afforded them in the Company’s merger with Kona Brewing Co. and related entities (“KBC Merger”), the Board is of the opinion that this fact alone does not interfere with Mr. Cramer’s exercise of independent judgment in carrying out his responsibilities as a director. Therefore, the Board believes that Messrs. Boyle, Cramer, Kelly, Lord and Rogers are “independent directors” as defined in Listing Rule 5605(a)(2). Mr. Goeler, who is also a non-employee director, is an Anheuser-Busch, Inc. (“A-B”) employee and an A-B designee to the Board, which precludes him from meeting the definition of “independent director” in Listing Rule 5605(a)(2). Mr. Widmer, as an employee director of the Company, does not meet the definition of “independent director” in Listing Rule 5605(a)(2).  All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with a regularly scheduled board meeting.

Nominees for Director

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board.  All of our directors have substantial senior executive level experience, a significant background in the beer industry, or both. The Board values highly the ability of individual directors to contribute to a constructive board environment and the Board believes that the current board members, collectively, perform in such a manner. The following seven individuals have been nominated for election at the meeting. Each of the nominees currently serves as a director of the Company.   Set forth below is a more detailed description of each nominee’s age, background, professional experiences, qualifications and skills.

Timothy P. Boyle (61) Mr. Boyle has served as a director since the Company’s merger effective July 1, 2008 (“WBBC Merger”) with Widmer Brothers Brewing Company (“WBBC”).  He had served as a director of WBBC from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company, Northwest Natural Gas Company and The Freshwater Trust. He is a trustee of Reed College and the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Individual Experience:  Breadth of experience as a public company director; and entrepreneurial background in leading and growing a small business into one of the largest outerwear companies in the world, including leading that company through a public offering.  Possesses expertise in designing strategic initiatives and brand development, maintaining organizational culture during periods of tremendous growth, and developing and managing sound operating systems.

Marc J. Cramer (53) Mr. Cramer has served as a director since December 2010. Since 2007, he has served as the Finance Director of the Bill Healy Foundation (“Foundation”), a private charitable foundation, and Cedar Holdings LLC, a private investment company. Mr. Cramer also sits on the Foundation’s board of directors. Prior to 2007, he was employed by Kettle Foods Holdings Inc., a privately held all-natural food manufacturer, serving in the roles of Global Financial Director, Assistant Secretary and Treasurer beginning in 2004, and from 1999 to 2004 as President, North American Operations of Kettle Foods Inc. Mr. Cramer has been a director of Sequential Pacific Biodiesel, Inc. and Scott Paul Wines since 2008 and previously served on the boards of Kona Brewing Co., Inc. from 2007 to October 2010 and Kettle Foods, Inc. from 2004 to 2006.

Individual Experience:  Trained as a CPA, Mr. Cramer has spent a significant portion of his career creating and executing strategies around global brand building and operational and organizational development. An experienced finance professional with expertise regarding the application and integration of financial and operational issues commonly faced by mid-market and smaller entrepreneurial organizations. Recommended for election as a director by the former Kona Brewing Co. shareholders.

Andrew R. Goeler (54) Mr. Goeler has served as a director since the WBBC Merger.  He had served as a director of WBBC from August 2005 until July 1, 2008.  He currently serves as Vice President, International, Craft and Specialty Division for A-B. Mr. Goeler has been employed by A-B since 1980. Since 1995, Mr. Goeler has held various positions in the Sales and Marketing Divisions at A-B, including responsibility for managing the marketing efforts behind A-B’s flagship brands, Budweiser and Bud Light. Mr. Goeler earned a Master’s Degree in Marketing from Fairleigh Dickinson University and a Master’s Degree in International Business from Webster University.

Individual Experience:  Possesses extensive background in both sales and marketing enterprises. Brings extensive experience in the beer industry and marketing of consumer products, including strategic planning, brand positioning, creative development, market plan development and execution, and sales management; recommended by A-B.

Kevin R. Kelly (61) Mr. Kelly has served as a director since the WBBC Merger.  He had served as a director of WBBC from September 1995 until July 1, 2008. He has been the Chief Executive Officer and owner of First Call Heating and Cooling, an oil sales and heating/cooling contractor, since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves as a director on the boards of Northwest Bank and the Sisters of Providence Pension Trustees.  Mr. Kelly earned a Ph.D. and a Master’s Degree in Economics from the University of Oregon.

Individual Experience:  Lengthy banking and lending expertise leading to an in-depth understanding of financial analysis and financial statements.  Possesses substantial background in deal and transactional analysis and organization culture after leading numerous merger and acquisition activities. As a former executive in a major lending institution, has significant professional and political contacts in Oregon and Washington.

David R. Lord (62) Mr. Lord has served as a director since May 2003.  Beginning in January 2009, Mr. Lord has served as the Vice Chairman of Pioneer Newspapers, Inc., having retired from the position of President, which he had held for 18 years.  Pioneer Newspapers owns seven daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord had practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord currently serves as President of the PAGE Co-op, and as a director on the board of the Associated Press.  He is also a past president and chairman of the Inland Press Association.

Individual Experience:  Broad operating and strategic planning background, with knowledge of the issues facing smaller to mid-sized companies spread over a large geographic area.  Sound legal judgment and knowledge as a result of prior law practice, strong counsel in contract negotiations, employment practices and human resources issues.

John D. Rogers, Jr. (67) Mr. Rogers has served as a director since May 2004. Beginning in December 2010, Mr. Rogers has served as Director of Business Development for a division of Lile International Corporation, agent for North America Van Lines.  He also holds the position of Managing Partner of J4 Ranch LLC, an organic berry grower, a position held since 2007. Mr. Rogers serves as a director on the board of the C. M. Russell Museum. Prior to joining J4 Ranch LLC, he served as President, Chief Executive Officer and director of Door to Door Storage, Inc. from June 2004 to June 2007. Mr. Rogers has also served in leadership roles at several manufacturing enterprises, including President and Chief Operating Officer at AWC, Inc., General Manager at British Steel Alloys, and President and Chief Executive Officer of Saab Systems Inc., NA. Mr. Rogers was appointed a Sloan Fellow at Massachusetts Institute of Technology, and graduated with a Master’s of Science in Business Administration. He also earned a Master’s Degree in Business Administration from Southern Methodist University.

Individual Experience:  Depth of experience in strategic planning and analyses, component and enterprise valuation.  Sound interpersonal and organizational behavioral skill set, including an appreciation for a variety of operating configurations for organizations of various sizes and complexities. Provides an extensive marketing and sales background, as well as knowledge of financial modeling and pro forma analysis.

Kurt R. Widmer (59) Mr. Widmer has served as the Chairman of the Board and Director since the WBBC Merger.  Prior to that, he had served as President, Chief Executive Officer and Chairman of the Board for WBBC from 1984 until July 1, 2008.  Mr. Widmer co-founded WBBC with his brother, Robert P. Widmer.  He is a member of the board of directors and past president of the Oregon Brewers Guild.

Individual Experience:  Has spent nearly his entire career developing a small craft brewery into an industry leader; holds strong relationships among other craft pioneers and with new craft brewers.  Possesses solid connections within the state and local political arenas in Oregon and Washington and with leaders in the craft beer industry.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on the Company’s Board of Directors are:

•	The highest ethical character;

•	Ability to read and understand financial statements;

•	Attained 21 years of age;

•	No material conflict, whether personal, financial or otherwise, associated with being on the Board;

•	Satisfies the requirements for regulatory approval; and

•	Possesses adequate time to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess are:

•	Ability to offer advice and guidance to the Company’s Chief Executive Officer based on relevant expertise and experience;

•	Attributes of independence or financial expertise as required by the Nasdaq Listing Rules and Securities and Exchange Commission ("SEC") regulations;

•	Skills, experience and background complementary to those of other directors; and

•	Ability to maintain a constructive working relationship with other directors.

Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual Board and committee evaluations.

The Company has adopted a policy that directors retire from the Board effective at the Annual Meeting of Shareholders after turning age 73.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any shareholder of the Company. The committee will evaluate such recommendations in accordance with its charter, the bylaws of the Company and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in the Company’s Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees to the Company by December 24, 2011.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of the Company’s Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders, which are included in the excerpt from the Amended and Restated Bylaws attached as Appendix A to this Proxy Statement. Any nomination should be sent in writing to the Secretary, Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by the Company by December 24, 2011.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of these committees is responsible to the full Board of Directors and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between the Company and A-B, A-B has the right to have one of its designees observe each committee of the Board of Directors of the Company, as described more fully below under “Related Person Transactions – Transactions with A-B.” The activities of each of these committees are summarized in further detail below.

Audit Committee

The Audit Committee is responsible for the engagement of and approval of the services provided by the Company’s independent registered public accounting firm. The Audit Committee assists the Company’s Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by the Company to the public and the SEC, (ii) the Company’s systems of internal controls established by management and the Board, and (iii) the Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee is currently composed of Messrs. Kelly (Chair), Cramer, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC.  The Audit Committee met five times during 2010. The Board of Directors has adopted a written charter for the Audit Committee.  The charter is reviewed annually and revised as appropriate.  A copy of the Audit Committee Charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations – Governance – Highlights).

Compensation Committee

The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other members of senior management and evaluating the performance of the Chief Executive Officer and other members of senior management in light of those goals and objectives; the overall compensation policies applicable to the Company’s Chief Executive Officer and other members of senior management, which includes various Vice Presidents and the Chief Financial Officer; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits.  The Compensation Committee is also responsible for establishing general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance awards and stock appreciation rights and other stock-based awards granted to employees under the Company’s stock option and stock incentive plans, and for determining the number and terms of such grants made to the Company’s executive officers, among others.  In December 2010, the Compensation Committee retained an outside consultant, Mercer, to assist the committee in evaluating the appropriate total executive compensation package and the Company’s position compared to its peers. Mercer also advised the committee on establishing a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, cash and equity components, and benefits. The Compensation Committee also asked Mercer to assist in confirming the appropriate level and structure of the composition of director compensation for a public company of the Company’s size. This was the sole engagement for Mercer by the committee, and the Company has not engaged Mercer to provide any other consulting or professional services. The Compensation Committee has the ultimate authority to determine matters of compensation for the Company’s senior management; however, it may rely on recommendations from the Company’s Chief Executive Officer for matters of compensation involving other members of senior management and with respect to stock options, performance awards and other stock grants to employees.  Additional information on the Compensation Committee’s roles, policies and procedures is described under the heading “Executive Compensation” in this Proxy Statement.

The Compensation Committee is currently composed of Messrs. Lord (Chair), Boyle, Cramer, Kelly and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2).  Mr. Goeler, as A-B’s designee, currently observes meetings of  the Compensation Committee.  The Compensation Committee met five times during 2010. The Board has adopted a written charter for the Compensation Committee.  A copy of the charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations – Governance – Highlights).

Nominating and Governance Committee

 The Nominating and Governance Committee reviews the structure of the Board of Directors, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including any suggested by shareholders, for election at the Annual Meeting of Shareholders; recommends directors to serve on each Board committee; is responsible for developing a plan of executive succession and corporate governance principles; and oversees the evaluation of the Board and its committees and the Chief Executive Officer.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Cramer, Kelly, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Goeler, as A-B’s designee, currently observes meetings of the Nominating and Governance Committee.  The Nominating and Governance Committee met four times in 2010.  The Board of Directors has adopted a written charter for the Nominating and Governance Committee. The charter is reviewed annually and revised as appropriate. A copy of the charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations – Governance – Highlights).

Strategic Planning Committee

The Strategic Planning Committee is responsible for advising Company management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with the Company’s long term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, adequacy of the existing capital structure and similar issues.

The Strategic Planning Committee currently is comprised of Messrs. Rogers (Chair), Boyle, Cramer and Lord, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). The Strategic Planning Committee met once in 2010.  The Board of Directors has adopted a written charter for the Strategic Planning Committee. The charter is reviewed annually and revised as appropriate. A copy of the charter is available on the Company’s website at www.craftbrewers.com (select Investor Relations – Governance – Highlights).

Risk Management

The Company has designed and implemented processes to manage risk in its operations.  The Board role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing the Company, including the key controls it relies on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Governance Committee also assists in risk management by overseeing the Company’s compliance with legal and regulatory requirements and risks relating to the Company’s governance structure. The Compensation Committee assesses risks created by the incentives inherent in the Company’s compensation policies. Finally, the full Board of Directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant Company transactions.

Leadership Structure

The positions of Board Chairman and Chief Executive Officer are filled by different persons.  Kurt Widmer serves as Board Chairman, while Terry Michaelson serves as Chief Executive Officer. Although the Board has elected to separate the positions of Chief Executive Officer and Chairman of the Board, Mr. Widmer, as an employee of the Company, is not independent.  The five independent directors believe that Mr. Widmer’s history as a pioneer and innovator within the craft brewing industry and his strategic experience with the Company makes him the appropriate leader of the Board, while they believe that Mr. Michaelson’s experience in growing and leading smaller companies and knowledge of branding strategy and development makes him the appropriate leader of the Company. Separating the Chairman and Chief Executive Officer positions provides multiple perspectives and ideas at board meetings, expands the skill set available to address the variety of risks and challenges the Company may encounter, and improves communication between management and the Board by giving the Chief Executive Officer a single initial source for board-level communication and input on significant decisions. By meeting in executive sessions on a regular basis, the five independent directors have the opportunity to identify and evaluate issues facing the Company, engaging in a frank and candid dialogue without management being present.  For this reason, it is the Nominating and Governance Committee’s view that there is no need for an independent lead director at this time. The Board believes that its current leadership structure has not been influenced by the manner in which it oversees risk management at the Company. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure periodically.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served on the Board in 2010.

Director Compensation for 2010
Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total

Timothy P. Boyle (1)	$34,000	$10,230	$—	$—	$—	$—	$44,230
Marc J. Cramer (2)	4,333	—	—	—	—	—	4,333
Andrew R. Goeler (1)	20,000	10,230	—	—	—	—	30,230
Kevin R. Kelly (1)	39,000	10,230	—	—	—	—	49,230
David R. Lord (1) (3)	36,167	10,230	—	—	—	—	46,397
John D. Rogers Jr. (1), (3)	36,000	10,230	—	—	—	—	46,230
Anthony J. Short (1), (4)	16,667	10,230	—	—	—	—	26,897
Kurt R. Widmer (5)	228,143	—	—	25,000	—	6,616	259,759
_________

(1)
On May 26, 2010, Messrs. Boyle, Goeler, Kelly, Lord, Rogers, and Short were each granted 3,000 fully-vested shares of the Company’s common stock. The fair value of each stock grant was computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) topic 718, Compensation – Stock Compensation (“ASC 718”). See Note 10 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Mr. Cramer was appointed to the board effective December 1, 2010.

(3)
As of December 31, 2010, the aggregate number of options to purchase common stock held by Messrs. Lord and Rogers were 12,000 and 8,000, respectively.  None of the other directors held any options as of that date.

(4)	Mr. Short resigned as a director effective November 15, 2010 concurrent with leaving his employment with A-B.

(5)	Represents the 401(k) employer matching contribution accrued for Mr. Widmer for 2010. See discussion in “Executive Compensation – Other Benefits.”

Non-employee directors of the Company currently receive stock-based and cash compensation for their service on the Board. Beginning with the 2011 Annual Meeting of Shareholders, each non-employee director will receive an annual grant of shares of the Company’s common stock with a fair value equivalent to $25,000 upon election at the Annual Meeting of Shareholders. Each non-employee director is also entitled to receive an annual cash retainer of $20,000, paid quarterly.

The Chair of the Audit Committee is entitled to receive additional annual compensation of $15,000, while each other member of the Audit Committee is entitled to receive additional annual compensation of $4,000.  The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to receive additional annual compensation of $10,000, while all other committee members are entitled to receive additional annual compensation of $2,000 for each committee position.  Committee compensation is paid quarterly.

Material Terms of Mr. Widmer’s Employment Agreement

Mr. Widmer and the Company entered into an employment agreement effective July 1, 2010, under which the annual base salary for 2011 will be $200,000, paid in accordance with the Company’s normal payroll policies.  Mr. Widmer’s base salary is reviewed annually by the Compensation Committee beginning January 1, 2012.  Mr. Widmer is entitled to participate in all of the Company’s employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Committee.

The Compensation Committee may establish annual performance goals for Mr. Widmer for each year, which, if met, would entitle Mr. Widmer to an annual cash bonus, subject to review and approval by the Compensation Committee.  Mr. Widmer received a bonus of $25,000 for 2010, which was paid in 2011.

Severance Benefits

Under the Company’s employment letter agreement with Mr. Widmer, severance benefits become payable in the event his employment is involuntarily terminated for any reason other than “for cause” or if he tenders his resignation under “good reason” as discussed below.

The amount of the severance benefit would be equal to 12 months at his current rate of base salary, generally payable to Mr. Widmer in accordance with the normal payroll schedule commencing on the day following termination and extending for a period of 12 months. For a termination that is eligible for severance benefits, Mr. Widmer would also be entitled to receive the same health benefits for 12 months that he had been receiving at the time of termination.

The remaining severance benefits payable to Mr. Widmer will terminate if he accepts employment or associates with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the alcoholic beverage business of A-B as of the effective date of such employment or association.  All health benefits payable under this provision would terminate if, while receiving such benefits, Mr. Widmer accepts employment with another employer that provides similar health benefits.

Under the employment agreement, “for cause” is defined as Mr. Widmer engaging in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if Mr. Widmer were to remain employed by the Company; has engaged in fraud, dishonesty or self-dealing relating to or arising out of his employment with the Company; has violated any criminal law relating to his employment or to the Company; has engaged in conduct which constitutes a material violation of a significant Company policy or the Company's Code of Conduct and Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or has repeatedly refused to obey lawful directions of the Board.

Under the employment agreement, "good reason" is defined as the occurrence of one or more of the following events without Mr. Widmer’s consent: (a) a material reduction in Mr. Widmer’s authority, duties, or responsibilities as Chairman of the Board; (b) a material reduction in the authority, duties, or responsibilities of the person or persons to whom he reports (including, a requirement that he report to a Company officer or employee instead of reporting directly to the Board); or (c) a relocation of Mr. Widmer’s workplace to a location that is more than 100 miles from Portland, Oregon.  The agreement includes provisions for written notice and an opportunity for the Company to cure the issue(s).

Covenant Not to Compete

Effective with the WBBC Merger, Mr. Widmer and the Company also entered into a separate agreement whereby Mr. Widmer agreed through July 1, 2013, not to engage, or permit or cause any of his affiliates to engage in the manufacturing, advertising, marketing, sale or distribution, whether for himself or for third parties, of any malt beverage, soda beverage or alcoholic beverage product, in North America not produced by the Company.  Mr. Widmer also agreed through July 1, 2013 not to encourage any of the Company’s employees to leave its employment to join or enter into an employment or service agreement with a competitor, and not to solicit or encourage any of the Company’s customers or potential customers to limit, restrict or cease use of the Company’s products or services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, which includes a review of the findings of the independent accountant during its examination of the Company’s financial statements. The Audit Committee has received the written disclosures and the letter from Moss Adams LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee has also recommended, subject to shareholder approval, the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2011.

Respectfully Submitted,

Kevin R. Kelly (Chair)
Marc J. Cramer
David R. Lord
John D. Rogers, Jr.
Audit Committee Members

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 6, 2011, certain information regarding beneficial ownership of the Company’s common stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Executive Compensation – Compensation Objectives”) and (d) by all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the address for each listed director and officer and spouse, if applicable, is Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, percentage of beneficial ownership is based on 18,823,053 shares of common stock outstanding as of April 6, 2011.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Outstanding (1)

Busch Investment Corporation	6,069,047	32.2%
One Busch Place
St. Louis, MO 63118
Kurt R. and Ann G. Widmer (2)	1,759,881	9.3%
W. Cameron Healy, Trustee of the Healy Family Trust (3)	1,193,030	6.3%
14075 Old Germantown Road
Portland, OR 97231
Robert P. and Barbara B. Widmer (2)	1,000,000	5.3%
Timothy P. Boyle (4)	460,660	2.4%
Marc J. Cramer	—	—
Andrew R. Goeler	6,000	*
Kevin R. Kelly	29,100	*
David R. Lord	26,840	*
John D. Rogers Jr.	20,940	*
Terry E. Michaelson	34,008	*
Mark D. Moreland	20,502	*
V. Sebastian Pastore	46,887	*

All executive officers and directors as a group (12 individuals)	2,418,184	12.8%

_________

*	Less than 1%

(1)
Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of April 6, 2011 as follows:  Mr. Lord, 12,000 shares; Mr. Rogers, 8,000 shares; Mr. Michaelson, 8,709 shares; Mr. Moreland, 8,102 shares; Mr. Pastore, 6,887 shares; and all executive officers and directors as a group, 56,064 shares.

(2)
Kurt R. Widmer and Robert P. Widmer are brothers.  Robert P. Widmer holds the position of Vice President of Corporate Quality Assurance and Industry Relations with the Company. Each of Kurt and Robert Widmer shares voting and investment power over the shares of common stock with his spouse named above.

(3)	The Healy Family Trust, of which W. Cameron Healy is trustee and sole beneficiary, acquired shares of common stock in exchange for Kona Brewing Co., Inc. shares in the KBC Merger.

(4)	Includes 1,818 shares held by Mr. Boyle’s child.

RELATED PERSON TRANSACTIONS

Statement of Policy on Related Person Transactions

The Company has adopted a policy of not engaging in business transactions with its officers, directors, nominees for director, beneficial owners of more than 5% of its common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are fair and reasonable as determined in good faith by the Company’s Audit Committee.  Nevertheless, the Company recognizes that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of the Company and its shareholders.  Therefore, the Company has adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions by the Company.

Under the Statement of Policy, a “related person transaction” is a transaction between the Company and any Related Person, other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions.  The Audit Committee has been tasked with the review and approval of all related person transactions.  The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity which is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.  A copy of the Company’s Statement of Policy with respect to related person transactions is available on the Company’s website at www.craftbrewers.com (select – Investor Relations – Governance – Highlights).

Certain Related Person Transactions

Transactions with A-B

Since October 1994, the Company has benefited from a distribution relationship with A-B, pursuant to which the Company distributes its products in substantially all of its markets through A-B’s wholesale distribution network.  In 2004, the Company executed three agreements, an exchange and recapitalization agreement (as amended, the “Exchange Agreement”), a distribution agreement (as amended, the “A-B Distribution Agreement”) and a registration rights agreement that collectively constitute the framework of its existing relationship with A-B.

The A-B Distribution Agreement, Exchange Agreement and registration rights agreement were modified effective July 1, 2008, to reflect A-B’s consent to and effect of the WBBC Merger (“Consent and Amendment Agreement”).  The Consent and Amendment Agreement extended the expiration date of the A-B Distribution Agreement to December 31, 2018.  The A-B Distribution Agreement provides for an automatic renewal for an additional ten-year period absent A-B providing written notice to the contrary on or prior to June 30, 2018.

Pursuant to the Exchange Agreement, A-B is entitled to designate two individuals to serve on the Board. A-B also generally has the contractual right to have one of its designees observe each Board committee. Mr. Goeler is an A-B designated director and is an employee of A-B. The Exchange Agreement also contains limitations on the Company’s ability to take certain actions without A-B’s prior consent, including to issue equity securities or acquire or sell assets or stock above specified thresholds, amend its Articles of Incorporation or bylaws, grant board representation rights, enter into certain transactions with affiliates, distribute its products in the United States other than through A-B or as provided in the A-B Distribution Agreement, or voluntarily delist or terminate its listing on The Nasdaq Stock Market.

Currently, if the A-B Distribution Agreement is terminated, A-B has certain rights relating to the sale or merger of the Company.These rights would be terminated upon the closing of the sale of the Company’s 42 percent interest in Fulton Street Brewery, LLC (“FSB”) to A-B, which is expected to occur during the quarter ending June 30, 2011. See Note 17 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010 for further discussion of the contemplated transaction.

The A-B Distribution Agreement provides for the distribution of Widmer Brothers-, Redhook-, and Kona-branded products in all states, territories and possessions of the United States, including the District of Columbia and all U.S. military, diplomatic, and governmental installations in a U.S. territory or possession. Under the A-B Distribution Agreement, the Company has granted A-B the first right to distribute the Company’s products, as well as any new products. The Company is responsible for marketing its products to A-B’s distributors, as well as to retailers and consumers.  If the contemplated transaction relating to FSB discussed above is closed, the Company could choose to exclude new brands it purchases, if any, from the A-B Distribution Agreement.

For the year ended December 31, 2010, sales to A-B through the amended A-B Distribution Agreement totaled $114.3 million, or 81.1%, of the Company’s total sales.

For all sales made pursuant to the A-B Distribution Agreement, the Company pays A-B certain distribution fees, described in further detail below, including a Margin fee (“Margin”).  For the first nine months of 2010, the Margin applied to all product shipments, except for those made under its contract brewing arrangements and from its retail operations and dock sales. The Company also pays an additional fee for any shipments that exceed shipment levels as established in the A-B Distribution Agreement (collectively with Margin, “Total Margin”). Pursuant to an amendment to the A-B Distribution Agreement entered into in August 2010, certain product shipments beginning in the fourth quarter of 2010 were exempted from Total Margin that would otherwise have been payable by the Company to A-B. During 2010, the Company paid fees of $5.6 million related to Total Margin.

Also included in the amended A-B Distribution Agreement are fees associated with administration and handling, including invoicing costs, staging costs, cooperage handling charges and inventory manager fees. These fees totaled approximately $373,000 for the year ended December 31, 2010.

In certain instances, the Company may ship its product to A-B wholesaler support centers (“WSCs”) rather than directly to the wholesaler. WSCs consolidate small wholesaler orders for the Company’s products with orders of other A-B products prior to shipping to the wholesaler. WSC fees for these shipments totaled $163,000 for the year ended December 31, 2010.

Associated with its purchase of A-B’s Pacific Ridge brand, trademark and related intellectual property, the Company pays A-B an annual royalty based on shipments of this brand, which it will pay until 2023. The Company paid royalties of $48,000 during the year ended December 31, 2010.

In connection with the shipment of its draft products per the amended A-B Distribution Agreement, the Company collects refundable deposits on its kegs from A-B on behalf of A-B’s wholesalers. As these wholesalers generally hold an inventory of the Company’s kegs at their warehouse and in retail establishments, A-B assists in monitoring the inventory of kegs received by its wholesalers. The wholesaler pays a flat fee to the Company through A-B for each keg determined to be lost and also forfeits the deposit. For the year ended December 31, 2010, the Company received from A-B $146,000 for lost keg fees and wrote-off keg deposits totaling $218,000 related to lost kegs.

The Company periodically leases kegs from A-B pursuant to a separate agreement under which it paid lease and handling fees totaling $23,000 for the year ended December 31, 2010.

As of December 31, 2010, net amounts due from A-B of $3.9 million were outstanding. In connection with the sale of beer pursuant to the A-B Distribution Agreement, the Company’s accounts receivable reflect significant balances due from A-B, and the refundable deposits and accrued expenses reflect significant balances due to A-B. Although the Company considers these balances to be due to or from A-B, the final destination of the Company’s products is an A-B wholesaler and payments by the wholesaler are settled through A-B.

Transactions with Directors, Officers and Other Principal Shareholders of the Company

As a result of the WBBC Merger, the Company assumed several lease contracts with lessors whose members include Related Persons.  The Company leases its headquarters office and restaurant space located in Portland, Oregon from Smithson & McKay LLC, whose members include Mr. Widmer, Robert P. Widmer (“Rob Widmer”) and Kristen Maier-Lenz, their sister. The lease expires in 2034, with an extension at the Company’s option for two 10-year periods.  The Company is responsible for taxes, insurance and maintenance associated with these leases.  The Company paid lease rentals to Smithson & McKay LLC totaling $71,000 for the year ended December 31, 2010.  Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”).  The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. The Company holds a right to purchase these facilities at the greater of $2.0 million or the appraised value of the property.  The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

The Company leases its storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Messrs. Widmer.  The leases expire in 2017 with an extension at the Company’s option for two five-year periods. The Company is responsible for taxes, insurance and maintenance associated with these leases.  The Company paid lease rentals to Widmer Brothers LLC totaling $53,000 for the year ended December 31, 2010. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

The Company holds lease and sublease obligations for certain office space and the land underlying the brewery and pub location in Kona, Hawaii, with Manini Holdings, LLC whose members include W. Cameron Healy, who beneficially owns 6.3% of the Company’s outstanding common stock, and a nonexecutive officer of the Company.  The sublease contracts expire on various dates through 2020, with an extension at the Company’s option for two five-year periods. The rent during an extension period, if applicable, will be established at fair market levels at the beginning of each period.  Lease payments to the lessor totaled $41,000 for the year ended December 31, 2010.  The Company is responsible for taxes, insurance and maintenance on the leased property.

Pursuant to the KBC Merger, the Company assumed a promissory note payable to a third party, as to which Marc J. Cramer, a director of the Company, serves as an executive officer.  The note is secured by equipment comprising a photovoltaic cell generation system (“photovoltaic system”) installed at the Company’s brewery located in Kailua-Kona, Hawaii.  The balance of the note as of December 31, 2010 is $1.4 million. Accrued interest on the note is due and payable monthly at a fixed interest rate of 4.75%, with monthly loan payments of $16,129.  Any unpaid principal balance and unpaid accrued interest under the note will be due and payable on November 15, 2014. The photovoltaic system is eligible for certain federal grants and state tax credits, which were applied for but not collected prior to the closing of the KBC Merger. Any proceeds collected by the Company associated with the applicable federal grants and state tax credits are required to be remitted to the creditor as a reduction of principal.

The Company and Rob Widmer entered into an agreement effective July 1, 2010, under which his employment in the position of Vice President of Corporate Assurance and Industry Relations was continued. Rob Widmer received $189,080 as cash compensation for his service to the Company during 2010.  Rob Widmer is entitled to participate in all of the Company’s employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee.  Under the Company’s agreement with Rob Widmer, severance benefits are provided for under certain circumstances. The terms and circumstances under which the Company would pay Rob Widmer severance benefits are similar to those applicable to Kurt Widmer.  See “Director Compensation – Material Terms of Mr. Widmer’s Employment Agreement – Severance Benefits” above.

Effective with the WBBC Merger, the Company and Rob Widmer also entered into a separate agreement whereby he agreed not to compete with the Company under certain terms and conditions.  The agreement is similar to the agreement between the Company and Kurt Widmer. See “Director Compensation – Material Terms of Mr. Widmer’s Employment Agreement – Covenant Not to Compete” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, file reports of ownership and changes of ownership with the SEC.  Based solely on its review of the copies of such reports received by the Company and on written representations by the Company’s officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2010, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its common stock, were complied with by such persons.

EXECUTIVE COMPENSATION

Compensation Overview

Introduction.  As the Company currently qualifies as a “smaller reporting company” under relevant SEC regulations, the Company has elected to comply with the executive compensation disclosure requirements applicable to smaller reporting companies. The following Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of SEC reporting companies that are not smaller reporting companies.

This Compensation Overview section discusses the compensation programs and policies for the Company’s executive officers and the Compensation Committee’s role in the design and administration of these programs and policies in making specific compensation decisions for the Company’s executive officers.

The Company’s executive compensation programs include four primary components:

•
Base salary.  Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Compensation Committee’s assessment of the employee’s long-term performance, skill set and the market value of that skill set.

•
Annual cash bonus opportunities.  Performance-based incentive cash payments are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.

•
Long-term incentive payments.  Long-term incentives, such as stock options, are intended to focus the executives on taking steps that they believe are necessary to ensure the Company’s long-term success, and to align their interests with other shareholders.

•
Severance payments.  Executive employment agreements provide for severance payments as a means of recruiting and retaining top quality executives, by assuring them of a reasonable amount of compensation in the event of termination of employment under specified circumstances.

The following table sets forth information regarding compensation earned during the Company’s fiscal years ended December 31, 2010 and 2009 (a) by the Chief Executive Officer, and (b) by the two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2010.  During 2010, all executive officers served for the entire year, except for Danielle A. Katcher, Vice President, Marketing, who was appointed to her position effective March 1, 2010. Prior to her appointment, Ms. Katcher served as the Company’s Senior Director of Marketing since the WBBC Merger.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Option awards (1)	Nonequity incentive plan compensation (2)	All other compensation (3)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Terry E. Michaelson,	2010	$269,639	$—	$107,907	$140,068	$6,589	$524,203
Chief Executive Officer	2009	213,462	—	6,465	107,500	9,800	337,227

Mark D. Moreland,	2010	204,315	—	86,325	106,296	6,086	403,022
Chief Financial Officer and	2009	200,000	—	6,016	100,000	8,000	314,016
Treasurer

V. Sebastian Pastore,	2010	173,668	—	73,352	54,211	5,210	306,441
Vice President, Brewing	2009	170,000	—	5,114	51,000	6,801	232,915
Operations and Technology
_________

(1)
Represents the grant date fair value (computed in accordance with ASC 718) with respect to grants of employee stock options. See Note 10 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
Represents annual cash incentive awards earned in 2010 and 2009 and paid in 2011 and 2010, respectively, following determination of the extent to which performance goals were met.  See discussion under the heading “Annual Cash Bonus Opportunities.”

(3)	All other compensation for 2010 and 2009 represents the 401(k) employer matching contributions paid or accrued for the benefit of certain officers.

Material Terms of Employment Letter Agreements

The Company entered into employment letter agreements dated March 29, 2010, which provide for the structure of the executive compensation programs for the named executive officers. The annual base salaries for the named executive officers are established annually by the Compensation Committee, and any adjustments are made effective April 1 of the succeeding year.

Under the Company’s employment letter agreement with Mr. Michaelson, Mr. Michaelson is entitled to long-term bonus amounts earned in 2007 and payable in installments under a previous employment agreement with a joint venture between the Company and WBBC that terminated with the WBBC Merger.  The amount paid to Mr. Michaelson under this provision in 2010 was $35,777.

Annual Cash Bonus Opportunities

The Company’s employment letter agreements with its executive officers provide for annual cash bonus opportunities subject to the attainment of corporate level goals and individual performance objectives.

The corporate level goals for 2010 were measured by earnings before interest, taxes, depreciation and amortization (“EBITDA”), and sales revenues for 2010 generated for a specified geographic region, and included a component for the product of the percentage by which the actual achievement of sales revenues in the specified region exceeded or was lower than the target level and a defined factor, which was 2.5X for 2010. For 2010, the target EBITDA level had to be met for any bonuses associated with the corporate level goals to be paid.  EBITDA as calculated reflects the potential bonuses as expense.

The individual performance objectives are based upon achieving financial, strategic, operational and other goals in functional areas for which an executive has responsibility. Individual performance objectives are tied to the executive officer’s role in achieving the Company’s strategic and operating goals. Goals for one or more of the Company's executive officers for 2010 included successfully executing strategic initiatives, increasing off-premise product distribution, executing operating expense reductions, meeting specified budget targets, and improving financial and management reporting processes.

The Compensation Committee determines the extent to which performance goals have been satisfied following the end of each fiscal year. Any annual cash incentive bonus award approved by the Committee for the Company’s Chief Executive Officer is subject to review and ratification by the Board. Payment, if any, is made promptly following such determination. An executive will not be entitled to receive a bonus unless he or she remains employed by the Company through the date of the Committee's determination.

Severance Benefits

Under the Company’s employment letter agreements with its executive officers, severance benefits become payable in the event the executive officer’s employment is involuntarily terminated without cause (as defined) or by the employee as a result of actions by the Company constituting good reason (as defined).

The named executive officers will be entitled to severance benefits under the circumstances discussed above for a period of time (the “Severance Period”) as follows:

(1)
For a termination effective on or after January 1, 2011, a Severance Period equal to, for Messrs. Michaelson and Pastore, 12 months; and for Mr. Moreland, the lesser of (a) two weeks for each full year of service accrued with the Company (or WBBC) or (b) 12 months.

(2)	In no event shall the Severance Period be less than 6 months.

Messrs. Michaelson, Moreland and Pastore will also be entitled to receive for the Severance Period health benefits comparable to those being received at the time of termination.

The remaining severance benefits payable to each of the named executive officers will terminate if the named executive officer accepts employment or associates with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the alcoholic beverage business of A-B as of the effective date of such employment or association.  Health benefits will terminate if the named executive officer accepts employment during the Severance Period with another employer who provides similar health benefits.

Under the employment letter agreements, “for cause” is defined as the named executive officer engaging in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if the named executive officer were to remain employed by the Company; has engaged in fraud, dishonesty or self-dealing relating to or arising out of his employment with the Company; has violated any criminal law relating to his employment or to the Company; has engaged in conduct which constitutes a material violation of a significant Company policy or the Company's Code of Conduct and Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or has repeatedly refused to obey lawful directions of the Company's Board.

Under the employment letter agreements, "good reason" is defined as the occurrence of one or more of the following events without the named executive officer’s consent: (a) a material reduction in his authority, duties, or responsibilities as defined; (b) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the named executive officer reports (including, for the Chief Executive Officer, a requirement that he report to a Company officer or employee instead of reporting directly to the Company's Board); or (c) a relocation of the named executive officer’s workplace to a location that is more than 100 miles from Portland, Oregon.  The agreements include provisions for written notice and an opportunity for the Company to cure the issue(s).

The following table quantifies for each named executive officer the estimated potential cash severance benefits and the continuation of health benefits that would be provided if the circumstances described above had occurred as of January 1, 2011.

Named Executive Officer	Monthly Salary at 1/1/11	Potential Cash Severance Benefit (1)	Continuation of Health Benefits (1),(2)	Total Severance Benefits

Terry E. Michaelson	$22,621	$271,450	$13,922	$285,372
Mark D. Moreland	17,167	103,000	—	103,000
V. Sebastian Pastore	14,592	175,100	4,608	179,708
_________

(1)	Beginning January 1, 2011, the Severance Period for each named executive officer is limited to a maximum of 12 months regardless of tenure with the Company.

(2)	Based on COBRA premium rates in effect as of January 1, 2011. Mr. Moreland is not currently enrolled in the Company’s health plans so no health benefit would be payable.

Other Benefits

The Company’s employment letter agreements with its executive officers provide for participation in all of the Company's employee benefit programs for which the executive officer is eligible, including the Company’s 401(k) plan. Under the 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, subject to IRS limits. For 2010, the Company matched contributions to the 401(k) plan on a fifty percent basis up to six percent of eligible compensation. The Company’s matching contributions to the plan vest ratably over five years of service by the executive officer. Eligibility for the matching contribution begins after the executive officer has been in the Company’s employment a minimum of three months.

Equity Awards

The following table shows information about unexercised options held by the named executive officers on December 31, 2010.

Outstanding Equity Awards at December 31, 2010 - Option Awards
	Option Grant	Number of securities underlying unexercised options		Option exercise	Option expiration
Name	Date	Exercisable (1)	Unexercisable (1)	price	date
Terry E. Michaelson	2/11/2009	1,817	5,453	$1.25	2/11/2019
	4/1/2010	—	25,370	2.39	4/1/2020
	12/7/2010	—	12,860	6.88	12/7/2020

Mark D. Moreland	2/11/2009	1,691	5,074	1.25	2/11/2019
	4/1/2010	—	23,600	2.39	4/1/2020
	12/7/2010	—	9,100	6.88	12/7/2020

V. Sebastian Pastore	2/11/2009	1,370	4,380	1.25	2/11/2019
	4/1/2010	—	20,060	2.39	4/1/2020
	12/7/2010	—	7,730	6.88	12/7/2020
_______________

(1)	Option Grant Date	Vesting Schedule

February 11, 2009	25% vests on each anniversary of the grant date over four years
April 1, 2010	20% vests on each anniversary of the grant date over five years
December 7, 2010	20% vests on each anniversary of the grant date over five years

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting of Shareholders, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.  Under the Company's Amended and Restated Bylaws, there are eight positions on the Board. One position is vacant because A-B has the right under the Exchange Agreement to designate two individuals to serve on the Board, but currently has designated only Andrew R. Goeler.  Accordingly, Timothy P. Boyle, Marc J. Cramer, Andrew R. Goeler, Kevin R. Kelly, David R. Lord, John D. Rogers Jr. and Kurt R. Widmer have been nominated by the Board for re-election at the Annual Meeting of Shareholders. All of the nominees are currently directors of the Company. The accompanying proxy will be voted for these nominees, except where authority to vote is withheld. The proxies cannot be voted for more than seven nominees.  Shares held through a broker will only be voted in the election of the directors if the shareholder provides specific voting instructions to the broker. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of Moss Adams LLP (“Moss Adams”), independent registered public accountants, to audit the Company’s financial statements for the fiscal year ending December 31, 2011.

At the Annual Meeting of Shareholders, the shareholders are being asked to ratify the appointment of Moss Adams as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of Moss Adams will be present at the Annual Meeting of Shareholders. The representatives of Moss Adams will have an opportunity to make statements and will be available to respond to appropriate questions from shareholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Moss Adams for professional services rendered with respect to fiscal years ended December 31, 2010 and 2009.  All of these services were approved by the Audit Committee:

	2010	2009

Audit Fees (1)	$264,475	$241,000
Audit Related Fees (2)	3,861	2,609
	$268,336	$243,609
_________

(1)
Audit fees include the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years, and for 2010, consultation services related to the accounting for the KBC Merger ($13,441), review of and assistance with the Company’s filings with the SEC ($8,351) and update services rendered in conjunction with effective registration statements ($1,683).

(2)	The fees relate to incidental costs incurred during the audit and reviews.

Auditor Independence

In 2010, there were no other professional services provided by Moss Adams that would have required the Audit Committee to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent auditor. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent auditor.

Before engagement of the independent auditor for the next year’s audit, the independent auditor will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•
Audit services. Audit services include work performed for the audit of the Company’s financial statements and the review of financial statements included in the Company’s quarterly reports, as well as work that is normally provided by the independent auditor in connection with statutory and regulatory filings.

•
Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent auditor’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent auditor is engaged.

OTHER MATTERS

The Company knows of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Terry E. Michaelson, Craft Brewers Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with the Company’s 2012 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company’s principal executive offices, no later than December 24, 2011.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for the Company’s 2012 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in the Company’s Amended and Restated Bylaws. Notice must be received by the Secretary of the Company by December 24, 2011. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or agents of the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of the Company’s common stock for which they are record holders.

2010 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of the Company’s 2010 Annual Report, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC, is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to Investor Relations, Craft Brewers Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.  The 2010 Annual Report is also available at the web address shown on the Notice of Annual Meeting.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CRAFT BREWERS ALLIANCE, INC.

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

April 22, 2011
Portland, Oregon

Appendix A

Excerpt from the Amended and Restated Bylaws

2.3.2	Nominations for Directors

(a)          Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors, or (ii) by any shareholder of the corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 2.3.2.

(b)          If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation.  To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the corporation (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the mailing to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(c)          A shareholder’s notice to the Secretary under Section 2.3.2(b) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the corporation that are beneficially owned on the date of such notice by such person, and (iv) if the corporation at such time has or at the time of the meeting will have any security registered pursuant to Section 12 of the Exchange Act, any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder's notice to the Secretary under Section 2.3.2(b) shall (A) set forth (i) the name and address, as they appear on the corporation's books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a written statement, signed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the corporation if elected at the annual meeting.

(d)          The Board of Directors, or a designated committee thereof, may reject any shareholder's nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder's notice timely given in accordance with the terms of Section 2.3.2(b).  If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder's notice does not satisfy the requirements of Section 2.3.2(c) in any material respect, the Secretary of the corporation shall notify the shareholder of the deficiency in the notice.  The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine.  If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of Section 2.3.2(c) in any material respect, then the Board of Directors or such committee may reject the shareholder's notice.

A-1

(e)           Notwithstanding the procedures set forth in Section 2.3.2(d), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 2.3.2 in connection with such nomination, then the chairman of the annual meeting shall determine and declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through11:59PMEasternTimeMay24,2011.  TELEPHONE 18665405760 Use any touchtone telephone to vote your proxy. Have your proxy card in hand when you call.  If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.  To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.  Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card, except that you must mail your proxy card if you wish to cumulate your votes for director. 98394  FOLD AND DETACH HERE The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposal No. 2.  Internet http://www.proxyvoting.com/hook use the internet to vote proxy. Have your proxy card in hand when you access the web site. Telephone 1-866-540-5760 use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call   02 Marc J. Cramer   06 John D. Rogers Jr.  03 Andrew R. Goeler   07 Kurt R. Widmer   04 Kevin R. Kelly      Proposal No. 1: ELECTION OF DIRECTORS Nominees: 01 Timothy P. Boyle  WITHHOLD authority to WITHHOLD authority to FOR vote for all nominees vote for nominees ALL named below indicated below 05 David R. Lord   To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee’s name in the list above. If you wish to cumulate your votes for any individual nominee(s), write your instruction as to the number of votes cast for each in the space provided next to each nominee’s name above. The total votes cast must not exceed seven times the number of shares that you own. If you wish to cumulate your votes, you must mail your proxy card, rather than voting by telephone or the Internet. Please mark your votes as indicated in this example  X FOR AGAINST ABSTAIN Proposal No. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  Please vote by internet or telephone or date, sign and mail your proxy card in the envelope provided as soon as possible. Mark Here for Address Change or Comments  SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, partner, attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your Craft Brewers Alliance, Inc. account online. Access your Craft Brewers Alliance, Inc. account online via Investor ServiceDirect® (ISD).  BNY Mellon Shareowner Services, the transfer agent for Craft Brewers Alliance, Inc., now makes it easy and convenient to get current information on your shareholder account.  View account status • View bookentry information  View certificate history • Make address changes   Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where stepbystep instructions will prompt you through enrollment.  Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://phx.corporateir.net/phoenix.zhtml?c=95666&p=irol-proxy FOLD AND DETACH HERE PROXY CRAFT BREWERS ALLIANCE, INC. This Proxy is Solicited on Behalf of the Board of Directors The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brewers Alliance, Inc. (“CBAI”), and the related proxy statement dated April 22, 2011, hereby appoints Terry E. Michaelson and Mark D. Moreland, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on May 25, 2011, at 1:00 p.m., local time, at CBAI’s Portland, Oregon Brewery at 924 N. Russell Street, Portland, OR 972271734, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof.  If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions. If specific instructions are not indicated on the reverse, this proxy will be voted: FOR the election as directors of all nominees named on the reverse side. FOR the ratification of the appointment of Moss Adams LLP as CBAI’s independent registered public accounting firm for the fiscal year ending December 31, 2011.   Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES  P.O. BOX 3550 SOUTH HACKENSACK, NJ 076069250  (Continued and to be marked, dated and signed, on the other side) 98394